FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 32% INCREASE IN FIRST QUARTER SALES

New York, New York, April 23, 2010: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the first quarter of 2010 were approximately $119.4 million, a 32% increase from $90.4 million, in the first quarter of 2009.  At comparable foreign currency exchange rates, net sales for the first quarter were up 29%.  Inter Parfums plans to issue its results for the first quarter of 2010 on or about May 10, 2010.

	Three months ended March 31,
	2010	2009	% Change
	(in millions)
European-based product sales......	$ 108.3	$ 82.0	32%
United States-based product sales...	11.1	8.4	32%
	$ 119.4	$ 90.4	32%

"The new year started on a strong note," stated Jean Madar, Chairman & CEO of Inter Parfums.  Discussing European-based operations, he commented, "First quarter sales growth was due in great part to the launch and global rollout of Burberry Sport fragrances, as well as the continued strong performance of established Burberry scents.  Burberry brand sales were up in fact 25% in local currency.  Also in local currency, comparable quarter Lanvin and Van Cleef & Arpels sales rose 20% and 55%, respectively.  We are seeing business rebound in many geographic markets, especially Asia, South America, the Middle East, and Western Europe where comparable quarter sales rose 53%, 41%, 47% and 15%, respectively."

Discussing U.S.-based operations, Mr. Madar pointed out, "Our specialty retail sales benefited from increased international distribution.  Of note, bebe signature fragrance has done especially well in overseas markets, plus we expanded its domestic distribution into additional third party retail outlets.  We are especially pleased that after a protracted period of declining sales, our mass market business is seeing the beginnings of a turnaround, as evidenced by the 20% sales improvement over the first quarter of 2009."

Russell Greenberg, Executive Vice President & Chief Financial Officer, stated, "We once again confirm our 2010 guidance of $440.0 million in net sales resulting in net income attributable to Inter Parfums, Inc. of approximately $23.5 million, or $0.78 per diluted share.  Guidance assumes the dollar remains at current levels."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Jimmy Choo, Paul Smith, Montblanc and S.T. Dupont.  The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2009 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com